As filed with the Securities and Exchange Commission on January 12, 2001
                                                     Registration No. 333-

                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM S-3

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933


American Italian Pasta Company         Delaware                 84-1032638
(Exact name of registrant as  (State or other jurisdiction   (I.R.S. Employer
 as specified in its               of incorporation       Identification Number)
 charter)                           or organization)

                        4100 N. Mulberry Drive, Suite 200
                           Kansas City, Missouri 64116
                                (816) 584-5000

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Timothy S. Webster
                      President and Chief Executive Officer
                         American Italian Pasta Company
                        4100 N. Mulberry Drive, Suite 200
                           Kansas City, Missouri 64116
                                 (816) 584-5000

          (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 With Copies to:

                                  James M. Ash
                       Blackwell Sanders Peper Martin LLP
                          2300 Main Street, Suite 1100
                           Kansas City, Missouri 64108
                                 (816) 983-8000

Approximate date of commencement of proposed sale to the public: From time to time after the registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest investment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.




                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------
                                                Proposed      Proposed

     Title of each class of       Amount to      maximum      maximum     Amount of
  securities to be registered         be        offering     aggregate   registration
                                  registered    price per     offering       fee
                                                  share        price
--------------------------------------------------------------------------------------
Class A Convertible Common         686,666      $28.34375(1) $19,462,690     $4,866
Stock, par value $.001 per          shares
share

--------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended. The maximum offering price per share is based on the average of the high and low prices of the Registrant's Class A Convertible Common Stock as listed on the New York Stock Exchange on January 10, 2001.

------------------

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

PROSPECTUS

                                 686,666 Shares


                         AMERICAN ITALIAN PASTA COMPANY

                        CLASS A CONVERTIBLE COMMON STOCK
                           (par value $.001 per share)



      This Prospectus relates to 686,666 shares (the "Shares") of our Class A Convertible Common Stock, par value $.001 per share (the "Class A Common Stock"). The Shares may be offered by Bestfoods (the "Selling Stockholder") from time to time in transactions on the New York Stock Exchange, in privately negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. We originally issued the Shares to the Selling Stockholder in connection with an acquisition by us of certain assets of the Selling Stockholder exclusively used in the manufacture, marketing and sale of the Mueller's brand of pasta (the "BF Assets") pursuant to an Asset Purchase Agreement dated as of October 4, 2000 by and between us and the Selling Stockholder.



      We will not receive any of the proceeds from the sale of the Shares; all proceeds will go to the Selling Stockholder. All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by the Selling Stockholder will be borne by the Selling Stockholder.



      Our Class A Common Stock is listed on the New York Stock Exchange under the symbol "PLB." On January 10, 2001, the closing price of our Class A Common Stock on the New York Stock Exchange was $28.375 a share.



      Holders of our Class A Common Stock are entitled to one vote for each share of Class A Common Stock on each matter submitted to a vote of stockholders, including the election of directors. Holders of Class A Common Stock are not entitled to cumulative voting and shares have no preemptive or other subscription rights.



      INVESTING IN OUR CLASS A COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.


      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



January 12, 2001

                                TABLE OF CONTENTS

                                                                            Page

About This Prospectus........................................................2
American Italian Pasta Company...............................................2
Forward-Looking Statements...................................................3
Risk Factors.................................................................3
Use Of Proceeds..............................................................9
Selling Stockholder.........................................................10
Plan Of Distribution........................................................11
Legal Matters...............................................................12
Experts.....................................................................12
Where You Can Find More Information.........................................12

                              ABOUT THIS PROSPECTUS

     You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from that which is contained in this Prospectus. The Selling Stockholder is offering to sell Shares of our Class A Common Stock and is seeking offers to buy Shares of our Class A Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of Class A Common Stock.

     In this Prospectus, "we," "us," "AIPC" or the "Company" refers to American Italian Pasta Company, together with its predecessors and subsidiaries, unless the context requires otherwise.


                         AMERICAN ITALIAN PASTA COMPANY

     American Italian Pasta Company is the largest producer and one of the fastest-growing marketers of dry pasta in North America. We commenced operations in 1988 with the North American introduction of new, highly-efficient durum wheat milling and pasta production technology. We believe that our singular focus on pasta, vertically-integrated facilities, continued technological improvements and development of a highly-skilled workforce enables us to produce high-quality pasta at costs below those of many of our competitors. We believe that the combination of our cost structure, the age of competitive production capacity and our key customer relationships create significant opportunities for continued growth. During the fiscal year ended September 30, 2000, we had revenue of $248.8 million and net income of $27.5 million.

    We produce more than 80 dry pasta shapes in vertically-integrated milling, production and distribution facilities, strategically located in Excelsior Springs, Missouri, Columbia, South Carolina, Kenosha, Wisconsin, and will commence operations in Verolanuova, Italy in 2001. The construction of the Missouri plant in 1988 represented the first use in North America of a vertically-integrated, high-capacity pasta plant using Italian milling and pasta production technology. We believe that this plant continues to be among the most efficient and highly-automated pasta facilities in North America. The South Carolina plant, which commenced operations in 1995, produces only pasta shapes conducive to high-volume production and employs a highly-skilled, self-managed work force. We believe that the South Carolina plant is the most efficient retail pasta facility in North America in terms of productivity and conversion cost per pound. The Wisconsin plant, which


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

commenced operations in 1999, produces industrial pasta for the ingredient business segment. We believe the Wisconsin plant is the only pasta production facility in North America which is singularly focused on serving the rapidly growing ingredient pasta segment. The Italy plant, which will commence operations in 2000 will serve private label markets in continental Europe and the United States.

      We hold a number of federally registered and common law trademarks, including the following which we have registered with the U.S. Patent and Trademark Office: AIPC, American Italian Pasta Company, Pasta LaBella, Montalcino, Calabria and Heartland. In addition, as a result of our acquisition of the BF Assets (see "Selling Stockholder" and "Plan of Distribution"), we now own several additional trademarks, including the Muellers mark.

      Additionally, a number of federally registered trademarks are used throughout this Prospectus that are not owned by the Company. San Giorgio(R) and Ronzoni(R) are registered trademarks of New World Pasta LLC, ("New World Pasta"). Prince(R) and Creamette(R) are registered trademarks of Borden Foods Holdings Corporation ("Borden").

      The Company is incorporated in Delaware, our executive offices are located at 4100 N. Mulberry Drive, Suite 200, Kansas City, Missouri 64116, and our telephone number is (816)584-5000. Our web site is located at http://www.aipc.com. Information contained in our web site is not a part of this Prospectus.

                           FORWARD-LOOKING STATEMENTS

      We have made forward-looking statements in this document and in the documents we incorporate by reference based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or expected future results of operations, business strategies, financing plans, competitive position, potential growth opportunities and the effects of competition. Forward-looking statements include all statements that are not historical facts and usually can be identified by the use of forward-looking terms such as the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

      Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements. We do not have any intention or obligation to update forward-looking statements after we distribute this Prospectus.

      You should understand that many important factors could cause our results to differ materially from those expressed in forward-looking statements. This Prospectus identifies the material factors, including, but not limited to, those identified in the section, "Risk Factors," that we believe could cause our actual results to differ. However, the results referred to in these forward-looking statements could also be adversely affected by other factors that are not discussed in this Prospectus.

                                  RISK FACTORS

      You should carefully consider the risks described below before making an investment in our Class A Common Stock. The risks described below are not the only ones facing our Company. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also impair our business operations. If any of the following risks occurs, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our Class A Common Stock could decline and you may lose all or part of your investment.

Our business is dependent on several major customers.

      Historically, a limited number of customers have accounted for a substantial portion of our revenues. We expect that we will continue to rely on a limited number of major customers for a substantial portion of our revenues in the future. We have an exclusive supply contract with Sysco (the "Sysco Agreement") that is effective through June 2003, and Sysco has a renewal option for one additional three-year period. Under the Sysco Agreement, we are restricted from supplying pasta products to food service businesses other than Sysco without Sysco's consent.

    We do not have supply contracts with a substantial number of our customers, including Sam's Club. We depend on our customers to sell our products and to assist us in promoting customer acceptance of, and creating demand for, our products. If our relationship with one or more of our major customers changes or ends, it could have a material adverse effect on our business, financial condition and results of operations.

We may experience difficulty in managing our growth.

    We have experienced rapid growth and we expect to continue significant growth in the future. Successful management of any such future growth will require us to continue to invest in and enhance our operational, financial and management information resources and systems, accurately forecast and meet sales demand, accurately forecast retail sales, control our overhead, and attract, train, motivate and manage our employees effectively. There can be no assurance that we will continue to grow, or that we will be effective in managing our future growth. Any failure to effectively manage growth could have a material adverse effect on our business, financial condition and results of operations.

Cost increases or crop shortages in durum wheat and cost increases in packaging materials could adversely affect us.

      The principal raw material in our products is durum wheat. Durum wheat is used almost exclusively in pasta production and is a narrowly traded, cash only commodity crop. We attempt to minimize the effects of durum wheat cost fluctuations through forward purchase contracts and agreements with many of our customers that include durum cost adjustment provisions. Our commodity procurement and pricing practices are intended to reduce the risk of durum wheat cost increases on our profitability, but by doing so we may temporarily affect our ability to benefit from possible durum wheat cost decreases. The supply and price of durum wheat is subject to market conditions and is influenced by several factors beyond our control, including general economic conditions, natural disasters and weather conditions, competition, and governmental programs and regulations. The supply and cost of durum wheat may also be adversely affected by insects and plant diseases.

      We also rely on the supply of plastic, corrugated and other packaging materials. Many of these items fluctuate in price due to market conditions beyond our control. The costs of durum wheat and packaging materials have varied widely in recent years and future changes in such costs may cause the Company's results of operations and our operating margins to fluctuate significantly. Increases in the cost of durum wheat or packaging materials could have a material adverse effect on our operating profit and margins unless and until we are able to pass the increased cost along to our customers. Historically, changes in sale prices of our pasta products have lagged changes in our materials costs. Competitive pressures may also limit our ability to raise prices in response to increased raw or packaging material costs. Accordingly, there can be no assurance as to whether, or the extent to which, we will be able to offset durum wheat or packaging material cost increases with increased product prices.

The  market  for  pasta  products  is  intensely   competitive  and  we  face
competition from many established domestic and foreign producers.

    We compete against numerous well-established national, regional and foreign companies, and many smaller companies in the procurement of raw materials, the development of new pasta products and product lines, the improvement and expansion of previously introduced pasta products and product lines and the production, marketing and distribution of pasta products. Some of our competitors have longer operating histories, significantly greater brand recognition and financial and other resources than we do. Our direct competitors include large multi-national companies such as Borden with brands such as Prince(R), Creamette(R), and New World Pasta LLC with brands such as American Beauty(R), San Giorgio(R), and Ronzoni(R), regional U.S. producers of retail and institutional pasta such as Dakota Growers Pasta Company, a farmer-owned cooperative in North Dakota, Philadelphia Macaroni Co. Inc. and A. Zerega's Sons, Inc., each an independent producer. We also compete with Italian producers such as De Cecco, and with Barilla, an Italian-owned company with manufacturing facilities in the U.S.

      Our competitive environment depends to a significant extent on the relationship between aggregate industry production capacity and aggregate market demand for pasta products. Over the past several years, domestic pasta producers have completed increases in domestic production capacity. In addition to our capital expansions, we believe that these capacity additions represent more than 200 million pounds in aggregate. Dakota Growers recently increased the capacity of its durum wheat mill. Barilla recently completed a pasta production plant near Ames, Iowa with an estimated annual pasta capacity of over 150 to 200 million pounds. Two major pasta producers have also recently announced planned reductions in pasta production capacity. Borden has closed or sold five of its ten North American pasta plants, and Bestfoods eliminated its capacity of approximately 180 million pounds in 1997. Increases in production capacity above market demand for pasta products could have a material adverse effect on our business, financial condition and results of operations.

      Several foreign producers, based principally in Italy and Turkey, have aggressively targeted the U.S. pasta market in recent years. In 1996, a U.S. Department of Commerce ("Commerce") investigation revealed that several Italian and Turkish producers were engaging in unfair trade practices by selling pasta at less than fair value in the U.S. markets and benefiting from subsidies from their respective governments. Effective July 1996, Commerce imposed anti-dumping and countervailing duties on Italian and Turkish imports (the "1996 Anti-dumping Order"). In December 1998, Commerce announced the final results of its review of 1996 Anti-dumping Order for three Turkish producers. Commerce indicated that one of the producers had not had any shipments during the review period (January 19, 1996 to June 30, 1997), maintained the anti-dumping and countervailing duties for another Turkish producer and repealed such duties for the third. In addition, Commerce conducted an administrative review of its 1996 Anti-dumping Order relating to eight Italian pasta producers and maintained the anti-dumping duties for most of the Italian pasta producers. While such duties may enable us and our domestic competitors to compete more favorably against Italian and Turkish producers in the U.S. pasta market, there can be no assurance that the duties will be maintained for any length of time, or that these or other foreign producers will not sell competing products in the United States at prices lower than ours. Bulk imported pasta, and pasta produced in the U.S. by foreign firms, are generally not subject to such anti-dumping and countervailing duties. Foreign pasta producers generally may avoid such duties by importing bulk pasta into the United States and repackaging it in U.S. facilities for distribution.

      We have just begun operations in Italy to produce pasta that we intend to sell in the U.S. and in the United Kingdom and Europe. Competition in these international markets is also intense and comes primarily from major Italian pasta companies such as De Cecco and Barilla, and from scores of small, locally recognized producers. We believe that we will be able to compete effectively in these foreign markets, but as yet we have no established customer relationship and no significant sales levels.

Our business is completely dependent upon dry pasta as our only product line.

    We focus exclusively on producing and selling dry pasta. We expect to continue to receive substantially all of our revenues from the wholesale and retail sale of pasta and pasta-related products. In addition, our pasta production equipment is highly specialized and is not adaptable to the production of non-pasta food products. From time to time, consumer preference for pasta and other grain-based foods has been affected by diet "fads" de-emphasizing carbohydrates and starches. Because of our product concentration, any decline in consumer demand or preference for dry pasta, or any other factor that adversely affects the pasta market, could have a more significant adverse effect on our business, financial condition and results of operations than on pasta producers that also produce other products.

The purchase of the Mueller's business moves us into the branded retail pasta business where we have relatively little experience.

      Our purchase of the Mueller's pasta business significantly increases our branded retail market share, a market in which we have relatively little direct experience. Retail pasta sales are subject to intense competition, changes in consumer preferences, the effects of changing prices for raw materials and local economic conditions. The results of our Mueller's business will be dependent upon our ability to manage the brand successfully (including implementing effective marketing and trade promotion programs), to anticipate and respond to new consumer trends, and to maintain key customer relationships in order to compete effectively with lower priced products in a consolidating environment.

Our success is dependent on the efforts of several key executives.

    Our operations and prospects depend in large part on the performance of our senior management team. The loss of the services of one or more members of our senior management team could have a material adverse effect on our business, financial condition and results of operations. No assurance can be given that we would be able to find qualified replacements for any of these individuals if their services were no longer available. We do not maintain key person life insurance on any of our key employees.

Disruptions in transportation of raw materials or finished products or increases in transportation costs could adversely affect our financial results.

      Durum wheat is shipped to our production facility in Missouri directly from North Dakota, Montana and Canada under a long-term rail contract with our most significant rail carrier, the Canadian Pacific Rail System. Under this agreement, we are obligated to transport specified wheat volumes and, in the event we do not, we must reimburse the carrier for certain of its costs. We also have a rail contract to ship semolina, milled and processed at the Missouri facility, to our South Carolina facility. An extended interruption in our ability to ship durum wheat by railroad to the Missouri plant, or semolina to our South Carolina facility, could have a material adverse affect on our business, financial condition and results of operations. For example, in 1994 we experienced a significant interruption in railroad shipments due to a railroad strike. While we would attempt to find alternative transportation if we were to experience another interruption due to a strike, or other event, such as a natural disaster, there can be no assurance that we would be able to do so in a timely and cost-effective manner.

We must manage our production and inventory levels in order to operate cost effectively.

      Most of our customers use, to some extent, inventory management systems which track sales of particular products and rely on reorders being rapidly filled by suppliers to meet consumer demand rather than on large inventories being maintained by retailers. Although these systems reduce a retailer's investment in inventory, they increase pressure on suppliers like us to fill orders promptly and thereby shift a portion of the retailer's inventory management cost to the supplier. Our production of excess inventory to meet anticipated retailer demand could result in markdowns and increased inventory carrying costs. In addition, if we underestimate the demand for our products, we may be unable to provide adequate supplies of pasta products to retailers in a timely fashion, and may consequently lose sales.

Fluctuations in our quarterly operating results may negatively impact and cause volatility in our stock price.

      Our results of operations may fluctuate on a quarterly basis and may be below expectations of analysts and investors, and, as a result, the price of our common stock may fall or become volatile. Factors that could cause quarterly fluctuations include total sales volumes, the timing and scope of new customer volumes, the timing and amounts of price adjustments due to durum wheat and other cost changes, the cost of raw materials, including durum wheat, plant expansion costs and interest expenses.

Because we produce food products, we may be subject to product liability claims.

      Although we have never been involved in a product liability lawsuit, the sale of food products for human consumption involves the risk of injury to consumers as a result of tampering by unauthorized third parties, product contamination or spoilage, including the presence of foreign objects, substances, chemicals, aflatoxin and other agents, or residues introduced during the growing, storage, handling or transportation phases. While we are subject to U.S. Food & Drug Administration inspection and regulations and we believe our facilities comply in all material respects with all applicable laws and regulations, there can be no assurance that we will not be subject to claims or lawsuits for injuries related to the consumption

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

of our products. We maintain product liability insurance in an amount which we believe to be adequate. However, there can be no assurance that we will not incur claims or liabilities for which we are not insured or that exceed the amount of our insurance coverage.

      In addition, we often indemnify our customers against product liability claims related to our products and for the costs related to product recalls. We carry insurance against these matters and we believe that we would have claims against our suppliers in situations where their products were the cause of the recall or product liability claim. However, there can be no assurance that our insurance coverage would be adequate or that we would be able to recover against our suppliers.

Our business could be subject to technological obsolescence.

      We believe that one of our current competitive advantages is our state of the art production equipment, which reduces our production costs when compared with production facilities using less advanced equipment. If other pasta producers acquire similar or more advanced equipment that provide greater efficiencies, our current perceived competitive advantage might be diminished or eliminated. This could have a material adverse effect on our business, financial condition and results of operations. We could lose a competitive advantage if the technologically advanced production equipment we use is adopted by our competitors.

Our international expansion efforts may not be successful.

      We recently completed the building of a pasta-producing facility in Italy. To date, we have no experience in operating or distributing products on an international basis. We cannot assure you that our international efforts will be successful. We expect to incur significant costs in:

o     establishing international distribution networks;

o     complying with local regulations;

o     overseeing the distribution of products in foreign markets; and

o     modifying   our   business/accounting   processing   system   for  each
      international market we enter.

      If our international revenues are inadequate to offset the expense of establishing and maintaining foreign operations, our business could be harmed. In addition, there are several risks inherent in doing business on an international level. These risks include:

o     potentially complex regulatory requirements;

o     export and import restrictions;

o     tariffs and other trade barriers;

o     difficulties in staffing and managing foreign operations;

o     fluctuations in currency exchange rates and inflation risks;

o seasonal fluctuations in business activity in other parts of the world;

o changes in a specific country's or region's political or economic conditions, particularly in emerging markets;

o     potentially adverse tax consequences;

o difficulty in securing or transporting raw materials or transporting finished product; and

o     competitive activity.

      Any of these risks could adversely impact the success of our international operations.

Our business requires substantial capital and we carry a significant amount of debt that restricts our operating and financial flexibility.

      Our business requires a substantial capital investment, which we currently finance, and expect to continue to finance, through third-party lenders. The amount of debt we carry and the terms of our indebtedness could affect us in several ways, including:

o the Company's ability to obtain additional financing in the future for working capital, capital expenditures, and general corporate purposes may be impaired;

o a substantial portion of the Company's cash flow from operations may have to be dedicated to the payment of the principal of and interest on its indebtedness

o the terms of such indebtedness may restrict the Company's ability to pay dividends; and

o the Company may be more highly leveraged than many of its competitors, which may place the Company at a competitive disadvantage.

      We may borrow additional amounts of variable rate indebtedness in the future. If we do, and if interest rates were to significantly increase thereafter, our operating results and our ability to pay the interest on our debt may be materially and adversely affected. We have used, and may continue to use, interest rate protection agreements covering our variable rate debt to limit our exposure to variable rates. There can be no assurance, however, that we will be able to enter into such agreements or that such agreements will not adversely affect our financial performance.

      Our loan agreements limit our ability to pay dividends, limit our ability to borrow more funds, and raise funds through sales of stock. The level of debt we carry could restrict our corporate activities, including our ability to respond to competitive market conditions, to provide for capital expenditures beyond those permitted by our loan agreements, or to take advantage of business opportunities.

                                 USE OF PROCEEDS

      The Selling Stockholder is selling all of the Shares covered by this Prospectus for its own account. Accordingly, we will not receive any proceeds from the resale of the Shares. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the Selling Stockholder will be borne by the Selling Stockholder.

                               SELLING STOCKHOLDER

      Prior to our acquisition of the BF Assets (relating to the Mueller's brand pasta business) from the Selling Stockholder, we had a long-term manufacturing and distribution agreement with the Selling Stockholder that required the Selling Stockholder to purchase from us a minimum of 175 million pounds of pasta annually for nine years. Under this agreement, the Selling Stockholder closed its facilities dedicated to the production of Mueller's brand pasta and we became the exclusive producer of Mueller's, with the exception of certain specialty items which were purchased from other suppliers. The contract was to run through December 31, 2006 with a three-year renewal term at the option of the Selling Stockholder.

      On November 13, 2000, we purchased the BF Assets from the Selling Stockholder. Accordingly, the long-term manufacturing and distribution agreement with the Selling Stockholder was terminated at that time. Mueller's is the largest single pasta brand in the United States, with particularly strong distribution in the eastern part of the country. The acquisition encompassed the trademarks and goodwill associated with the brand, the customer accounts and relationships, and certain tangible assets, primarily inventory.

      Total consideration for the purchased assets, excluding tangible assets, was approximately $38.2 million, consisting of $17.6 million in cash and 686,666 Shares of common stock valued at $30 per share. At November 13, 2000, the value of the consideration was $33.6 million based on a share price of $23.25. We financed the cash portion of the acquisition price from our current debt facility.

      The transaction calls for the Selling Stockholder to realize a target price of $30 per Share from sales of the Shares it received from us as partial consideration for the BF Assets. We agreed to register the Shares shortly following the closing date. After the effectiveness of this Registration Statement, the Selling Stockholder may sell the Shares in open market or negotiated transactions, and, for two years from the closing date, is contractually obligated to use its reasonable best efforts to sell the Shares for at least the target price of $30 per share. For shares sold by the Selling Stockholder after two years, but less than three years after the closing date, we have agreed to a make-whole cash payment to the Selling Stockholder related to any Shares sold for less than the target price of $30. Any payments made by us under this provision will lead to adjustments to equity accounts and will not affect purchase price, goodwill, or our earnings.

      For two years from the closing date, we may call the Shares that have not yet been sold by the Selling Stockholder at any time for $30 per share.

      To assure value of the BF Assets is protected and successfully transitioned to AIPC, the Selling Stockholder has agreed, for up to 90 days after closing, to provide us certain transition services. We have agreed to honor the Selling Stockholder's marketing commitments through April 2001; therefore, any major strategic changes to the business will not occur until the second half of our fiscal year 2001.

      No officer or director of the Selling Stockholder also serves as an officer or director of AIPC or any predecessor or affiliate of ours. The following table lists information with respect to the Selling Stockholder's ownership of shares of our Class A Common Stock. Prior to the sale of the BF Assets, the Selling Stockholder did not hold any shares of AIPC, and the Selling Stockholder does not hold any options to acquire shares of AIPC. This information is based upon information provided by or on behalf of the Selling Stockholder.

                               SHARES                            SHARES
                            BENEFICIALLY                       BENEFICALLY
                           OWNED PRIOR TO                    OWNED AFTER THE
                            THE OFFERING                        OFFERING
                                               NUMBER OF
                                                SHARES
         NAME             NUMBER    PERCENT      BEING      NUMBER     PERCENT
                                                OFFERED
-----------------------   -------   --------  ------------  --------   -------

Bestfoods                  686,666   3.95%     686,666       0          *

* Less than one percent.

                              PLAN OF DISTRIBUTION

      The Selling Stockholder may offer its shares of Class A Common Stock at various times in one or more of the following transactions:

o in transactions on the New York Stock Exchange or such other markets on which our Class A Common Stock may be listed at the time of such sale;

o     in privately negotiated transactions; or

o     through a combination of these or other methods.

      The Selling Stockholder may offer its Shares of Class A Common Stock at market prices prevailing at the times of such sales, at prices related to such market prices or at negotiated prices. However, beginning after the effectiveness of this S-3 Registration Statement (or November 13, 2001, whichever is earlier) until November 12, 2002, the Selling Stockholder is contractually obligated to use its reasonable best efforts to sell the Shares for the target price of at least $30 per share.

      The Selling Stockholder may use broker-dealers to sell its Shares of Class A Common Stock. If this occurs, broker-dealers will either receive discounts or commission from the Selling Stockholder, or they will receive commissions from the purchasers of Shares of Class A Common Stock for whom they acted as agents. For Shares sold by the Selling Stockholder from November 13, 2002 to November 12, 2003, we have agreed to reimburse the Selling Stockholder for broker's fees of up to 0.5%. Brokers may act as dealers by purchasing any and all of the Shares covered by this Prospectus either as agents for others or as principals for their own accounts and reselling such securities under the Prospectus.

      The Selling Stockholder and any broker-dealers or other persons acting on the behalf of parties that participate in the distribution of the Shares may be considered underwriters under the Securities Act. As such, any commissions or profits they receive on the resale of the Shares may be considered underwriting discounts and commissions under the Securities Act.

      As of the date of this Prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and the Selling Stockholder with respect to the offer to sell the Shares under this Prospectus. If we become aware of any agreement, arrangement or understanding, to the extent required under the Securities Act, we will file a supplemental prospectus to disclose:

o     the name of any such broker-dealers;

o     the number of shares involved;

o     the price at which such shares are to be sold;

o the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;

o that such broker-dealers did not conduct any investigation to verify the information set out in this prospectus, as supplemented; and

o     other facts material to the transaction.

                                  LEGAL MATTERS

      Certain legal matters in connection with the Class A Common Stock offered hereby will be passed upon for us by Blackwell Sanders Peper Martin LLP, Two Pershing Square, 2300 Main Street, Suite 1000, Kansas City, Missouri 64108.

                                     EXPERTS

      The consolidated financial statements of American Italian Pasta Company appearing in American Italian Pasta Company's Annual Report (Form 10-K) for the year ended September 29, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any of these materials at the SEC's Public Reference Room, 450 Fifth Stret, N.W., Washington, D.C. 20549 and at the SEC's regional offices in New York, New York and Chicago, Illinois. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings, including the Registration Statement, will also be available to you on the SEC's website. The address of this website is http://www.sec.gov.

      We have filed a Registration Statement on Form S-3 with the SEC to register Shares of our Class A Common Stock. This Prospectus is part of that Registration Statement and, as permitted by the SEC's rules, does not contain all of the information included in the Registration Statement. For further information about us and this offering, you may refer to the Registration Statement and its exhibits. You can review and copy the Registration Statement and its exhibits at the public reference rooms maintained by the SEC or on the SEC's website described above.

      This Prospectus may contain summaries of contracts or other documents. Because they are summaries, they will not contain all of the information that may be important to you. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the Registration Statement.

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be a part of this Prospectus, and information that we file with the SEC at a later date will automatically update or supersede this information. We incorporate by reference the following documents as well as any future filing we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

1. Annual Report on Form 10-K for the fiscal year ended September 29, 2000, filed with the Commission on December 22, 2000;

2.   Current Report on Form 8-K, filed with the Commission on October 10, 2000;

3.   Current Report on Form 8-K, filed with the Commission on October 20, 2000;

4.   Current Report on Form 8-K, filed with the Commission on January 5, 2001;
     and

5. The description of our Class A Common Stock, par value $.001 per share, contained in our Registration Statement on Form 8-A12B, filed with the Commission on September 22, 1997, and including any further amendment or report filed for the purpose of updating such description.

      You may request a copy of these filings, at no cost, by writing to us at Investor Relations, American Italian Pasta Company, 4100 Mulberry Drive, Suite 200, Kansas City, Missouri 64116 or by telephone at (816) 584-5000.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth the costs and expenses payable by us in connection with the sale of Class A Common Stock being registered. All amounts other than the Commission registration fee are estimates.

Commission registration fee                         $    4,866
Legal fees and expenses                                 10,000
Accounting fees and expenses                            10,000
Transfer agent fees                                          0
Printing and engraving expenses                          5,000
Miscellaneous fees and expenses                          5,000
                                                    ------------

      Total                                         $  34,866
                                                    ============

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 145 of the Delaware General Corporation Law ("DGCL") authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

      As permitted by the DGCL, our Certificate of Incorporation includes a provision that eliminates the personal liability of each of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to us or our stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL regarding unlawful dividends and stock purchases; or (4) for any transaction from which the director derived any improper personal benefit.

      As permitted by the DGCL, our Certificate of Incorporation and our Bylaws provide that (1) we shall indemnify our directors and officers and may indemnify our other employees and agents to the fullest extent permitted by the DGCL, subject to certain very limited exceptions (including that any person seeking indemnification in connection with all or part of a proceeding initiated by that person shall be indemnified only if the proceeding (or part thereof) was authorized by our board of directors); (2) we shall advance expenses, as incurred, to our directors and officers in connection with a legal proceeding, subject to certain very limited exceptions (including that we will only advance expenses to a director or officer for proceedings or portions of proceedings initiated by that person if the proceeding (or part thereof) was authorized by our board of directors); (3) the rights conferred in our Certificate of Incorporation and Bylaws are not exclusive; and (4) we may maintain insurance, at our expense, to protect AICP and any director, officer, employee, or agent of ours or of another entity (or to protect a person serving in any other capacity with us or another entity) against any expenses, liabilities or losses, whether or not we would have the power to indemnify such person against such expenses, liabilities or losses under the DGCL. In accordance with (4), above, we maintain a $10,000,000 public companies directors, officers and corporate liability insurance policy insuring against liability for, among other things, securities law violations.

ITEM 16.  EXHIBITS

4.1 The specimen certificate representing the Company's Class A Convertible Common Stock, par value $0.001 per share, which is attached as Exhibit 4.1 to the Company's registration statement on Form S-1, as amended (Commission file no. 333-32827) (the "IPO Registration Statement"), is incorporated by reference herein as Exhibit 4.1.

4.2 The specimen certificate representing the Company's Class B Convertible Common Stock, par value $0.001 per share, which is attached as Exhibit 4.2 to the IPO Registration Statement, is incorporated by reference herein as
      Exhibit 4.2.

4.3 Section 7.1 of the Company's amended and restated Certificate of Incorporation, dated October 7,1997, which is attached as Exhibit 3.1 to the IPO Registration Statement, is incorporated by reference herein as
      Exhibit 4.3.

4.4 Article II of the Company's amended and restated Bylaws, dated October 7, 1997, which is attached as Exhibit 3.2 to the IPO Registration Statement, is incorporated by reference herein as Exhibit 4.4.

4.5 Sections 1, 2, 3, 4 of Article III of the Company's amended and restated Bylaws, dated October 7, 1997, which is attached as Exhibit 3.2 to the IPO Registration Statement, is incorporated by reference herein as Exhibit 4.5.

4.6 Article VII of the Company's amended and restated Bylaws, dated October 7, 1997, which is attached as Exhibit 3.2 to the IPO Registration Statement, is incorporated by reference herein as Exhibit 4.6.

4.7 Article IX of the Company's amended and restated Bylaws dated October 7, 1997, which is attached as Exhibit 3.2 to the IPO Registration Statement, is incorporated by reference herein as Exhibit 4.7.

5     Opinion of Blackwell Sanders Peper Martin LLP, counsel to the Company.

23.1 Consent of Blackwell Sanders Peper Martin LLP (included in Exhibit 5).

23.2  Consent of Ernst & Young LLP, Independent Auditors.

24    Powers  of   Attorney   (included   in  the   signature   page  to  the
      Registration Statement).

27    Financial Data Schedule.

ITEM 17.  UNDERTAKINGS

      The undersigned Company hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on January 12, 2001.

                                    AMERICAN ITALIAN PASTA COMPANY

                                    By: /s/ Timothy S. Webster
                                       ---------------------------------
                                          Timothy S. Webster
                                          President and Chief Executive
                                          Officer

      KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned hereby severally constitute and appoint Timothy S. Webster and Warren B. Schmidgall, and each of them singly, with full power of substitution and resubstitution, as his or her true and lawful attorneys with full power to them, and each of them singly, to sign for the undersigned and in the names of the undersigned in the capacities indicated below, any and all amendments to this Registration Statement on Form S-3, and generally to do all such things in the names of the undersigned and in their capacities as indicated below to enable American Italian Pasta Company to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming the signatures of the undersigned as they may be signed by said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

         Signature                      Title                       Date

   /s/ Horst W. Schroeder      Chairman of the Board of       January 12, 2001
-------------------------             Directors
    Horst W. Schroeder

                                       Director
------------------------                                   ------------------
     Robert H. Niehaus

                                       Director
------------------------                                   ------------------
    Richard S. Thompson

  /s/ Jonathan E. Baum                 Director               January 12, 2001
------------------------
     Jonathan E. Baum

                                       Director
------------------------                                   ------------------
       David Y. Howe


  /s/ Mark C. Demetree                 Director               January 12, 2001
------------------------
     Mark C. Demetree

  /s/ William R. Patterson             Director               January 12, 2001
------------------------
   William R. Patterson


  /s/ John P. O'Brien                  Director               January 12, 2001
------------------------
      John P. O'Brien


  /s/ James A. Heeter                  Director               January 12, 2001
------------------------
      James A. Heeter


  /s/ Timothy S. Webster      Director, President, Chief      January 12, 2001
------------------------     Executive Officer (Principal
    Timothy S. Webster           Executive Officer)


  /s/ Warren B. Schmidgall    Executive Vice President,       January 12, 2001
------------------------      Chief Financial Officer
   Warren B. Schmidgall       (Principal Financial and
                                Accounting Officer)

                                Index of Exhibits

Exhibit
Number      Document
------      --------

4.1 The specimen certificate representing the Company's Class A Convertible Common Stock, par value $0.001 per share, which is attached as Exhibit 4.1 to the Company's registration statement on Form S-1, as amended (Commission file no. 333-32827) (the "IPO Registration Statement"), is incorporated by reference herein as
            Exhibit 4.1.

4.2 The specimen certificate representing the Company's Class B Convertible Common Stock, par value $0.001 per share, which is attached as Exhibit 4.2 to the IPO Registration Statement, is incorporated by reference herein as Exhibit 4.2.

4.3 Section 7.1 of the Company's amended and restated Certificate of Incorporation, dated October 7,1997, which is attached as Exhibit
            3.1 to the IPO Registration Statement, is incorporated by reference herein as Exhibit 4.3.

4.4 Article II of the Company's amended and restated Bylaws, dated October 7, 1997, which is attached as Exhibit 3.2 to the IPO Registration Statement, is incorporated by reference herein as
            Exhibit 4.4.

4.5 Sections 1, 2, 3, 4 of Article III of the Company's amended and restated Bylaws, dated October 7, 1997, which is attached as Exhibit
            3.2 to the IPO Registration Statement, is incorporated by reference herein as Exhibit 4.5.

4.6 Article VII of the Company's amended and restated Bylaws, dated October 7, 1997, which is attached as Exhibit 3.2 to the IPO Registration Statement, is incorporated by reference herein as
            Exhibit 4.6.

4.7 Article IX of the Company's amended and restated Bylaws dated October 7, 1997, which is attached as Exhibit 3.2 to the IPO Registration Statement, is incorporated by reference herein as
            Exhibit 4.7.

5           Opinion of Blackwell  Sanders  Peper  Martin LLP,  counsel to the
            Company.

23.1        Consent  of  Blackwell  Sanders  Peper  Martin LLP  (included  in
            Exhibit 5).

23.2        Consent of Ernst & Young LLP, Independent Auditors.

24          Powers of Attorney (included   in  the   signature   page  to  the
            Registration Statement).

27          Financial Data Schedule.